UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2004 (April 21, 2004)

The Warnaco Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-10857	95-4032739

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Seventh Avenue, New York, New York	10018

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(212) 287-8000

(Former name or former address, if changed since last report)

Item 5.	Other Events and Regulation FD Disclosure.

On April 21, 2004, The Warnaco Group, Inc. issued a press release announcing that it had named Frank Tworecke Group President, Sportswear. A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 7.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated April 21, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WARNACO GROUP, INC.

Date:	April 22, 2004	By:	/s/ Jay A. Galluzzo

Name:	Jay A. Galluzzo
Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated April 21, 2004

EXHIBIT 99.1

Company Contact:	Deborah Abraham Director, Investor Relations 212-287-8289

WARNACO NAMES FRANK TWORECKE GROUP PRESIDENT, SPORTSWEAR

NEW YORK – April 21, 2004 – The Warnaco Group, Inc. (NASDAQ: WRNC) today announced that it has named Frank Tworecke Group President, Sportswear. Tworecke will have responsibility for the Company’s Calvin Klein® Jeans, Calvin Klein® Underwear and Chaps® units.

Tworecke, 57, comes to Warnaco with over 30 years of experience in leading retail and apparel companies. Since 1999, Tworecke has served as President and Chief Operating Officer of Bon-Ton Stores. Previously, he was President and Chief Operating Officer of Jos. A. Bank. He has also held senior management positions with other apparel wholesalers as well as specialty and department store retailers including, MGR. Inc., Rich’s Lazarus Goldsmith (a division of Federated Department Stores) and John Wanamaker. He holds a BS from Cornell University and an MBA from Syracuse University.

Joe Gromek, Warnaco’s President and Chief Executive Officer, said, “Frank brings to Warnaco superior leadership and management skills, a solid track record in building businesses and a comprehensive knowledge of our industry. We are pleased to welcome him to the Warnaco team.”

Tworecke commented, “I look forward to working with Joe and the entire Warnaco team to implement the strategic growth initiatives currently underway at Chaps and Calvin Klein and to identify new opportunities for the group.”

Tworecke will join Warnaco in May 2004.

About The Warnaco Group, Inc.

The Warnaco Group, Inc., (NASDAQ: WRNC), headquartered in New York, is a leading apparel company engaged in the business of designing, marketing and selling intimate apparel, menswear, jeanswear, swimwear, men’s and women’s sportswear and accessories under such owned and licensed brands as Warner’s®, Olga®, Lejaby®, Body Nancy Ganz™, JLO by Jennifer Lopez® lingerie, Chaps®, Calvin Klein® men’s and women’s underwear, men’s accessories, men’s, women’s, junior women’s and children’s jeans and women’s and juniors swimwear, Speedo® men’s, women’s and children’s swimwear, sportswear and swimwear accessories, Anne Cole Collection®, Cole of California®, Catalina® and Nautica® swimwear.

Additional Contacts:	Media:	Doug Morris Gavin Anderson & Co. 212-515-1964

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